Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-284915 and 333-289592) of Aardvark Therapeutics, Inc. of our report dated March 23, 2026, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.

San Diego, California

March 23, 2026